EXHIBIT 99.2

NEWS RELEASE

LINN ENERGY PRICES $250 MILLION OF 11.75% SENIOR NOTES

Houston, Texas, May 13, 2009 – LINN Energy, LLC (NASDAQ: LINE) and its subsidiary, Linn Energy Finance Corp., announced today a private offering to eligible purchasers of $250 million in aggregate principal amount of 11.75% senior unsecured notes due 2017 at an offering price equal to 95.081% of par. LINN Energy intends to use the net proceeds from the sale of the notes to repay outstanding indebtedness under its revolving credit facility.  The offering is expected to close on May 18, 2009, subject to satisfaction of customary closing conditions.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT LINN ENERGY

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life natural gas and oil assets. More information about LINN Energy is available at www.linnenergy.com.

CONTACT:           LINN Energy, LLC
Clay P. Jeansonne, Vice President – Investor Relations
281-840-4193

This press release includes “forward-looking statements” within the meaning of the federal securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include the Company’s plans to complete a private offering of $250 million of senior unsecured notes. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including market conditions, operational developments with respect to the Company and other factors described in the Company’s reports filed with the Securities and Exchange Commission.